                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                (FINAL AMENDMENT)
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934


                              SPG PROPERTIES, INC.
                                (Name of Issuer)


                         COMMON STOCK, PAR VALUE $.0001
                         (Title of Class of Securities)


                                   82885 10 9
                                 (CUSIP Number)

                                James M. Barkley
                         c/o Simon Property Group, Inc.
                              National City Center
                    115 West Washington Street, Suite 15 East
                           Indianapolis, Indiana 46204
                                 (317) 636-1600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               SEPTEMBER 24, 1998
              (Date of Event which Requires Filing this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   SCHEDULE 13D


CUSIP No. 828806 10 9                            Page    2     of   8      Pages
         -------------------------------              --------    --------

----------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Melvin Simon & Associates, Inc.
----------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) / /
                                                                                                    (b) / /
----------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            AF, WC, OO
----------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)      / /

----------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Indiana

----------------------------------------------------------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
                                   0
                          --------------------------------------------------------------------------------------------------------
       NUMBER OF             8     SHARED VOTING POWER
         SHARES                    0
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
     OWNED BY EACH           9     SOLE DISPOSITIVE POWER
       REPORTING                   0
      PERSON WITH         --------------------------------------------------------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   0
----------------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            0
----------------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      / /
----------------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0
----------------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            CO
----------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.





                                                   SCHEDULE 13D

CUSIP No. 828806 10 9                                                                    Page    3     of   8      Pages
          -------------------------------                                                     --------    --------

----------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Voting Trust formed pursuant to a Voting Trust Agreement entered into as of December 1, 1993 between Melvin Simon & Associates, Inc.
            and Melvin Simon, Herbert Simon and David Simon.

----------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) / /
                                                                                                    (b) / /
----------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO
----------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)      / /

----------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Maryland

----------------------------------------------------------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
                                   0
                         ---------------------------------------------------------------------------------------------------------
                            8      SHARED VOTING POWER
       NUMBER OF
         SHARES                    0
     BENEFICIALLY       ---------------------------------------------------------------------------------------------------------
     OWNED BY EACH          9      SOLE DISPOSITIVE POWER
       REPORTING                   0
      PERSON WITH       ---------------------------------------------------------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   0
----------------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            0
----------------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      /X/
----------------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0
----------------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            OO
----------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                                   SCHEDULE 13D

CUSIP No. 828806 10 9                                                                    Page    4     of    8       Pages
          -------------------------------                                                     --------    ----------

----------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Melvin Simon
----------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) / /
                                                                                                    (b) / /
----------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            OO
----------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)      / /

----------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

----------------------------------------------------------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
                                   0
                         ---------------------------------------------------------------------------------------------------------
                            8      SHARED VOTING POWER
       NUMBER OF
         SHARES                    0
     BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
     OWNED BY EACH          9      SOLE DISPOSITIVE POWER
       REPORTING                   0
      PERSON WITH        ---------------------------------------------------------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   0
----------------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            0
----------------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      / /
----------------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0
----------------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.






                                                   SCHEDULE 13D

CUSIP No. 828806 10 9                                                                    Page    5     of  8      Pages
          -------------------------------                                                     --------    -------

----------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Herbert Simon
----------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) / /
                                                                                                    (b) / /
----------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            OO
----------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)      / /

----------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

----------------------------------------------------------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
                                   0
                         ---------------------------------------------------------------------------------------------------------
       NUMBER OF            8      SHARED VOTING POWER
         SHARES                    0
     BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
     OWNED BY EACH          9      SOLE DISPOSITIVE POWER
       REPORTING                   0
      PERSON WITH        ---------------------------------------------------------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   0
----------------------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            0
----------------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      / /

----------------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0
----------------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


ITEM 1.  SECURITY AND ISSUER

                  This Final Amendment amends the Schedule 13D dated December 30, 1993, as amended by Amendment No. 1 dated April 23, 1996 (the "Schedule 13D"), filed by the Reporting Persons named herein and relates to shares of Common Stock, par value $.0001 per share ("Common Stock"), of SPG Properties, Inc. (formerly Simon DeBartolo Group, Inc.), a Maryland corporation (the "Issuer"). The principal executive offices of the Issuer are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204. Capitalized terms used but not defined herein shall have the meanings given them in the Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5(a) of the Schedule 13D is hereby amended and restated in its entirety to state the following:

         As of the close of business on September 24, 1998, each of the Reporting Persons beneficially owned no shares of Common Stock.

         Item 5(b) of the Schedule 13D is hereby amended and restated in its entirety to state the following:

         As of the close of business on September 24, 1998, each of the Reporting Persons possessed the sole or shared power to vote no shares of Common Stock.

         Item 5(c) of the Schedule 13D is hereby amended to state the following:

         Each of the Reporting Persons disposed of the Common Stock that are the subject of this statement pursuant to the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and among the Issuer, Corporate Property Investors, Inc., a Delaware corporation and successor by merger to Corporate Property Investors, a Massachusetts business trust (such entities collectively, "CPI"), and Corporate Realty Consultants, Inc., a Delaware corporation ("CRC"). In connection with the Merger (as defined below), CPI was renamed Simon Property Group, Inc. ("Simon") and CRC was renamed SPG Realty Consultants, Inc. ("SRC"). Pursuant to the Merger Agreement, a wholly owned subsidiary of CPI merged with and into the Issuer (the "Merger") and each share of (x) Common Stock, (y) Class B Common Stock, par value $0.0001 per share, of the Issuer, and (z) Class C Common Stock, par value $0.0001 per share, of the Issuer was converted into the right to receive one share of (x) Common Stock, par value $0.0001, of Simon, (y) Class B Common Stock, par value $0.0001, of Simon, and (z) Class C Common Stock, par value $0.0001, of Simon, respectively. The foregoing description is qualified in its entirety be reference to the Merger Agreement, a copy of which has been filed hereto as Exhibit 7.1.

         Item 5(e) of the Schedule 13D is hereby amended to state the following:

         On September 24, 1998, each of the Reporting Persons ceased to be beneficial owners of more than five percent of the Common Stock.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         1. Agreement and Plan of Merger, dated as of February 18, 1998, by and among the Issuer, CPI and CRC. (Incorporated by reference to Annex A to the Form S-4 filed by CPI and CRC on August 13, 1999).

                                   SIGNATURES

         After reasonable inquiry and to the best of each of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

February 16, 1999

                                      Melvin Simon & Associates, Inc.




                                             /s/ Melvin Simon
                                      ----------------------------------
                                              Melvin Simon


                                             /s/ Herbert Simon
                                      ----------------------------------
                                              Herbert Simon